Exhibit 3.23
CORPORATE CHARTER1, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that GREY WOLF HOLDINGS COMPANY did on December 28, 1998 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on December 28,1998.

ARTICLES OF INCORPORATION
OF
GREY WOLF HOLDINGS COMPANY

          I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:
          FIRST: The name of corporation (hereinafter called the corporation) is Grey Wolf Holdings Company.
          SECOND: The name of the corporation’s resident agent in the State of Nevada is The Corporation Trust Company of Nevada and the street address of the said resident agent where process may be served on the corporation is One East First Street, Reno, Nevada 89501. The mailing address and the street address of the said resident agent are identical.
          THIRD: The number of shares the corporation is authorized to issue is one million (1,000,000), all of which are of a par value of one dollar ($1.00) each. All of said shares are of one class and are designated as Common Stock.
          No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

          FOURTH: The number of directors constituting the initial Board of Directors of the corporation is three(3) and the name and the post office box or street address, either residence or business, of each of said directors are as follows:

NAME	ADDRESS
Thomas P. Richards	10370 Richmond Ave., Suite 600, Houston, Texas 77042

David W. Wehlmann	10370 Richmond Ave., Suite 600, Houston, Texas 77042

Ronnie E. McBride	10370 Richmond Ave., Suite 600, Houston, Texas 77042
          The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.
          FIFTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

NAME	ADDRESS
Allen B. Craig, III	Gardere Wynne Sewell & Riggs 333 Clay Street, Suite 800 Houston, Texas 77002
          SIXTH: The corporation shall have perpetual existence.
          SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.
          EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
          NINTH: The nature of the business of the corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows, provided that the corporation may engage in any other lawful activity:
          Any and all lawful business for which corporations may be incorporated under the General Corporation Law of the State of Nevada.
          TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation this 28th day of December, 1998.

INCORPORATOR:

/s/ Allen B. Craig, III Allen B. Craig, III

STATE OF TEXAS	)
	)	SS. :
COUNTY OF HARRIS	)
          On this 28th day of December 1998, personally appeared before me, a Notary Public in and for the State and County aforesaid, Allen B. Craig, III, known to me to be the person described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that he/she executed the same freely and voluntarily and for the uses and purposes therein mentioned.
          WITNESS my hand and official seal, the day and year first above written.

/s/ Tracey Parkes Notary Public

(Notary Seal)	My Commission expires:

8/13/2002

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT

In the matter of	GREY WOLF HOLDINGS COMPANY

Name of Corporation
I, THE CORPORATION TRUST COMPANY OF NEVADA, with address at Suite                                             , Street ONE EAST FIRST STREET, Town of RENO, County of WASHOE Zip Code 89501, State of Nevada, hereby accept the appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090.
Furthermore, that the mailing address for the above-registered office is: ONE EAST FIRST STREET RENO, Zip Code 89501 State of Nevada.
In witness whereof, I have hereunto set my hand this 28th day of December, 1998.

THE CORPORATION TRUST COMPANY OF NEVADA

BY:	/s/ [ILLEGIBLE] Resident Agent (Hstn)
          NRS 78.090 Except during any period of vacancy described in NRS 78.097, every corporation must have a resident agent, who may be either a natural person or a corporation, resident or located in this state. Every resident agent must have a street address, where he maintains an office for the service of process, and may be different from the street address. The address of the resident agent is the registered office of the corporation in this state. The resident agent may be any bank or banking corporation, or other corporation, located and doing business in this state.... The certificate of acceptance must be filed at the time of the initial filing of the corporate papers.

Exhibit 3.23
CERTIFICATE OF NAME CHANGEI, ROSS MILLER, the duly qualified and elected Nevada Secretary of State, do hereby certify that on May 19, 2009, a Certificate of Amendment to its Articles of Incorporation changing the name to PRECISION DRILLING HOLDINGS COMPANY, was filed in this office by GREY WOLF HOLDINGS COMPANY. Said change of name has been made in accordance with the laws of the State of Nevada and that said Certificate of Amendment is now on file and of record in this office. IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on September 24, 2009.ROSS MILLER Secretary of State Certified By: Chris Thomann Certificate Number: C20090923-2332 You may verify this certificate online at http://www.nvsos.gov/

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY. DO NOT HIGHLIGHT	ABOVE SPACE NO FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1. Name of corporation:
Grey Wolf Holdings Company
2. The articles have been amended as follows: (provide article numbers, if available)
FIRST: The name of the corporation (hereinafter called the corporation) is Precision Drilling Holdings Company.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)
5.	Signature: (required)

Signature of Officer
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 7-1-08
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